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                     November 8, 2021

       John Zieser
       General Counsel
       Meredith Corporation
       1716 Locust Street
       Des Moines, Iowa 50309

                                                        Re: Meredith
Corporation
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed August 17,
2021
                                                            File No. 001-05128

       Dear Mr. Zieser:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing
       cc:                                              Darah Protas